                                                           EXHIBIT 3

                         CERTIFICATE OF INCORPORATION

                                      OF

                              MEMORY METALS, INC.


      1.    The name of the Corporation is

                              MEMORY METALS, INC.

      2.    The address of its registered office in the State of Delaware is

No. 100 West-Tenth Street, in the City of Wilmington, County of Newcastle.  The

name of its registered agent at such address is The Corporation Trust Company.

      3.    The nature of the business or purposes to be conducted or promoted is:

      To invent, develop, market, license, sell and/or acquire, as a principal partner and/or joint venturer, specialty metals and machine parts or other objects made therefrom.

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      4.    The total number of shares of Common Stock which the Corporation shall have authority to issue is one million (1,000,000), and the par value of each of such shares is One Cent ($.01), amounting in the aggregate to Ten

Thousand Dollars ($10,000.00).

      5.    The name and address of the incorporator is as follows:

                  Jerry Cohen             50 Court Street
                                          Newton, MA  02160.

      6.    The Corporation is to have perpetual existence.

      7.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      To make, alter, or repeal the bylaws of the Corporation.

      To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

      To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      By a majority of the whole board, to designate one or more committees,

each committee to consist of one or more of the directors of the Corporation.

The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation,

recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution,

or amending the bylaws of the Corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

      When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of,
any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

      3.    Whenever a compromise or arrangement is proposed between the

Corporation and its creditors or any class of them and/or between the

Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder hereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the

application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors,

and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement or to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made,

be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be,

and also on this Corporation.

      9.    Meetings of stockholders may be held within or without the State of

Delaware, as the bylaws may provide.  The books of the Corporation may be kept

(subject to any provision contained in the statutes) outside the State of

Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

      10.   The Corporation reserves the right to amend, after, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      I.    THE UNDERSIGNED, being the incorporator hereinbefore names, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that his is my act and deed and the facts herein stated are true,

and accordingly have hereunto set my hand this 4th day of November 1981.



                                                /s/ Jerry Cohen
                                                ------------------------
                                                Jerry Cohen


Commonwealth of Massachusetts )
                              )     ss
County of Middlesex           )


            BE IT REMEMBERED that on this 4th day of November, 1981, personally appeared before me, a Notary Public for the Commonwealth of Massachusetts, Jerry Cohen, a party to the foregoing instrument, known to me personally to be such, and acknowledged it to be his free act and deed, and that the facts stated therein are true.

            GIVEN under my hand and seal of office the day and year aforesaid.


                                                /s/Grisella G. Slofasow
                                                -----------------------------
                                                Notary Public
                                                My commission expires: August
                                                    20, 1987

                        Certificate of Amendment No. 1

                                      To

                         Certificate of Incorporation

                              Memory Metals, Inc.


                     ----------------------------------

      MEMORY METALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY

CERTIFY:

      FIRST:      That the Board of Directors of said corporation on February

28, 1983 adopted a resolution proposing and declaring advisable that the amendment of the certificate of incorporation set forth in Exhibit A hereto be made.

      SECOND:     The holder of all the outstanding shares of said corporation voted on February 28, 1983 to authorize the amendment set forth in said resolution.

      THIRD:      That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the General

Corporation Law of the State of

Delaware.

      FOURTH:     That the capital of said corporation shall not be reduced

under or by reason of said amendment.

      IN WITNESS WHEREOF, said Memory Metals, Inc. has caused this certificate to be signed by Gerald Grosof, its President, and attested by Mary Teufel, its

Assistant Secretary, this 28th day of February, 1983.

                                          MEMORY METALS, IN.



                                          By:/s/ Gerald Grosof
                                             --------------------------
                                                Gerald Grosof
                                                President

ATTEST:


By:/s/ Mary Teufel
   -------------------------------------
      Mary Teufel, Assistant Secretary

                                   Exhibit A

      RESOLVED, that the Certificate of Incorporation of MEMORY METALS, INC. (the "corporation") be amended as follows:

      By deleting Article Fourth thereof and substituting the following:

      FOURTH: The total number of shares of all class stock which the corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000) shares consisting of (a) Ten Million (10,000,000) shares of common stock of the par value of One Cent ($.01) per share and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.000) per share.

      The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock are as follows:

      A. The preferred stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the board of directors is expressly authorized, prior to issuance of any series of preferred stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the board of directors, but not in limitations of the power conferred on the board of directors thereby and by the General Corporation Law of the State of Delaware, the board of directors is expressly authorized to determine with respect to each series of preferred stock:

            (1) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the board of directors, but not below the number of such shares of such series then outstanding, or may be increased by the board of directors unless otherwise provided in creating such series) constituting such series;

            (2) the rate or amount and times at which, and the preference and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

            (3) the rights and preference, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolutions or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

            (4) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

            (5) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series.

            (6) the rights, if any, of holders of shares of such series and/or of the corporation to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

            (7) the limitations,if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, common stock or any other class or shares ranking junior either as to dividends or upon liquidation, to the shares of such series;

            (8) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

            (9) any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; the provisions of this Certificate of Incorporation or the General Corporation Law of the State of Delaware as then in effect.

All shares of preferred stock shall be identical and of equal rank except in respect to the particular that may be fixed by the board of directors as provided above, and all shares of each series of preferred stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided.

                        Certificate of Amendment No. 2

                                      To

                         Certificate of Incorporation

                                      Of

                              Memory Metals, Inc.


                   ------------------------------------

      MEMORY METALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY

CERTIFY:

      FIRST:      That the Board of Directors of said corporation on February

23, 1989 and April 25, 1989 adopted resolutions proposing and declaring advisable that the amendment of the certificate of incorporation set for in

Exhibit A hereto be made.

      SECOND:     That the shareholders of said corporation, at a Special

Meeting held on May 31, 1989, voted to authorize the amendment set forth in said resolution.

      THIRD:      That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the General

Corporation Law of the State of Delaware.

      FOURTH:     That the capital of said corporation shall  not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, said Memory Metals, Inc. has caused this certificate to be signed by Stephen M. Fisher, its President, and attested by John W.

Johnston, its Secretary, this 1st day of June, 1989.

                                          MEMORY METALS, INC.



                                          By:/s/ Stephen M. Fisher
                                             ---------------------------
                                                Stephen M. Fisher,
                                                President


ATTEST:



By:/s/ John W. Johnston
   ----------------------------
      John W. Johnston
      Secretary

                                   EXHIBIT A


      RESOLVED, that the Certificate of Incorporation of MEMORY METALS, INC. (the "corporation") be amended as follows:

      FIRST:      By deleting Article 1 thereof and substituting the following:

      1.    The name of the Corporation is Memry Corporation.

      SECOND:     By deleting the first paragraph of Article 4 thereof and
substituting the following:

      4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifteen Million One Hundred Thousand (15,100,000) shares consisting of (a) Fifteen Million (15,000,000) shares of common stock of the par value of One Cent ($.01) per share and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share.

      THIRD:      By adding a new Article 12. to read as follows:

      12. To the fullest extent permissible under the General Corporation Law of the Sate of Delaware, as the same exists of may hereafter be amended, a director's personal liability to the Corporation and its shareholders for monetary damages for breach of his fiduciary duty as a director is hereby eliminated, except for liability (i) for any breach of director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for improper dividend payment or unlawful stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                      CERTIFICATE OF OWNERSHIP AND MERGER
                     MERGING MEMRY TECHNOLOGIES, INC. AND
                   MEMRY PLUMBING PRODUCTS CORPORATION INTO
                               MEMRY CORPORATION

       (Pursuant to Section 253 of the Delaware General Corporation Law)


      Memry Corporation, a Delaware corporation (the "Corporation") does hereby certify:

      FIRST:      That the Corporation was incorporated and duly organized
pursuant to the General Corporation Law of the State of Delaware.

      SECOND:     That the Corporation owns all of the outstanding shares of each class of the capital stock of Memry Technologies, Inc., a Delaware corporation ("Subsidiary Corporation No. 1").

      THIRD:      That the Corporation owns all of the outstanding shares of each class of the capital stock of Memry Plumbing Products Corporation, a Delaware corporation ("Subsidiary Corporation No. 2").

      FOURTH:     That the Corporation, by resolutions duly adopted by its
Board of Directors on the 24th day of September, 1993, determined to merge with and into itself its subsidiaries, Subsidiary Corporation No. 1 and Subsidiary Corporation No. 2, pursuant to Section 253 of the General Corporation Law of the State of Delaware, and that said resolutions on the conditions set forth in such resolutions:

      RESOLVED:   That the Corporation merge with and into itself its
subsidiaries, Subsidiary Corporation No. 1 and Subsidiary Corporation No. 2, and assume all of said subsidiaries' liabilities and obligations:

      FURTHER RESOLVED: That the President and the Secretary of the Corporation be and they hereby are, jointly and severally, authorized and directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolutions so to merge said Subsidiary Corporation into the Corporation and to assume said subsidiaries' liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of the State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of New Castle County, and to do all acts and things whatsoever whether within or without the State, of Delaware, as may be necessary and proper to effect the merger.

      IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by James G. Binch, its President, and attested by Wendy Gavaghan, its Secretary, this 27th day of September, 1993.

                                          MEMRY CORPORATION



                                          By:/s/ James G. Binch
                                             ----------------------------------
                                                James G. Binch, President


ATTEST:


/s/ Wendy Gavaghan
-------------------------------
Wendy Gavaghan, Secretary

                           CERTIFICATE OF AMENDMENT

                                      TO

                         CERTIFICATE OF INCORPORATION

                                      OF

                               MEMRY CORPORATION


            MEMRY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      First: That the Board of Directors of the Corporation on April 13, 1994 adopted resolutions proposing and declaring advisable that the amendments to the certificate of incorporation set forth in Exhibit A hereto be made.

      Second: That the stockholders of the Corporation, at the annual meeting of stockholders held on July 19, 1994, voted to authorize the amendments set forth in said resolution.

      Third: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      Fourth: That the effective date of the foregoing amendments will be August 8, 1994.


            IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by James G. Binch, its President, and attested to by Wendy Gavaghan, its Secretary, this 27th day of July, 1994.

                                          MEMRY CORPORATION


                                          By:  /s/ James G. Binch
                                               ----------------------------
                                               Name:  James G. Binch
                                                Title: President

Attest:


By: /s/ Wendy Gavaghan
   ---------------------------
      Name:  Wendy Gavaghan
      Title: Secretary

                               EXHIBIT A
                               ---------



RESOLVED, that Article 4 of the Certificate of Incorporation be amended by adding a final paragraph as follows:

      Each ten shares of Common Stock of the Company, par value $0.01 per share, either issued and outstanding or held by the Company as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of the Common Stock of the Company, par value $0.01 per share, without increasing of decreasing the amount of stated capital or paid-in surplus of the Company, provided that no fractional shares shall be issued. Shareholders otherwise entitled to fractional share interests as a result of the foregoing reclassification and change shall be entitled to receive in lieu of such fractional share scrip (in bearer or registered form, as the proper officers of the Company may determine) which shall entitle the holder to receive a full share upon the surrender of such scrip aggregating a full share. Such scrip shall be issued subject to the condition that it shall become void if not exchanged for certificates representing full shares on or before the date three years after the effective date of this amendment.



RESOLVED, that the Certificate of Incorporation of the Company be amended by deleting the first paragraph of Article 4 thereof and substituting the following.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000) shares consisting of (a) Ten Million (10,000,000) shares of common stock of the par value of One Cent ($0.01) per share and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share.

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
                           SERIES G PREFERRED STOCK
                                      OF
                               MEMRY CORPORATION

      The undersigned, James G. Binch, hereby certifies that:

      A. He is the duly elected and acting President of Memry Corporation, a Delaware corporation (the "Corporation").

      B. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

      WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as Common Stock and Preferred Stock;

      WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a Series G Preferred Stock and fixes and determines the powers, rights, preferences, qualifications, limitations and restrictions relating to the Series G Preferred Stock as follows:

      1.    Designation.  The Board of Directors of the Corporation hereby
            -----------
designates a new series of Preferred Stock as "Series G Preferred Stock."

      2.    Authorized Number.  The number of shares constituting the
            -----------------
Series G Preferred Stock shall be 800 shares. The rights, preferences and restrictions of, and other matters relating to, the Series G Preferred Stock are as set forth below.


      3.    Dividends.  (a)  In the event that the Corporation has not
            ---------
effected the registration described in Section 4.2 of the Securities Purchase Agreement, dated as of June 14, 1995 (the "Securities Purchase Agreement"), between the Corporation and the purchasers set forth therein, on or prior to March 15, 1996, other than a failure to effect such a registration caused by the failure of any of the parties entitled to have their shares registered to comply with the relevant provisions of Section 4 of the Securities Purchase Agreement (such failure, where not so excused, being hereinafter referred to as a "Registration Default"), then the holders of the Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, until such time, if any, as such a registration has been effected, a quarterly dividend of $130.00 per share (the "Dividend Amount"). Upon the occurrence of a Registration Default, such Dividend Amount shall accrue on each March 16, June 16, September 16 and December 16 thereafter, commencing on March 16, 1996, occurring prior to the date on which either such a registration has been effected or such a registration would be effected but for the failure of any of the parties entitled to have their shares registered pursuant to the terms of the Securities Purchase Agreement to comply with the provisions of Section 4 thereof (hereinafter referred to as a "Cure"). All such dividends on the Series G Preferred Stock shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be
                      --------  -------
more than 60 days nor less than 10 days prior to the applicable dividend payment date. All dividends shall be fully cumulative and shall accrue on each March 16, June 16, September 16 and December 16 from the date of a Registration Default until the time of the Cure, whether or not declared, whether or not the Corporation shall have sufficient funds available for the payment of required dividends and whether or not the Corporation shall otherwise then have the power to declare or pay dividends, without interest. All dividends paid on Series G Preferred Stock pursuant to this Section 3(a) shall be paid pro
                                                                     ---
rata to the holders of the Series G Preferred Stock entitled thereto, in
----
proportion to the number of shares of Series G Preferred Stock owned by each such holder.

      (b) So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on, or directly or indirectly purchase in respect of any redemption, sinking fund or other similar obligation, any shares of Common Stock or any warrants, rights, calls or options exercisable for or convertible into Common Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash or obligations of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Common Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, the Corporation shall pay or distribute to each holder of Series G Preferred Stock an amount of cash or other property equal to the sum of (I) any accrued and unpaid dividends on such share of Series G Preferred Stock pursuant to Section 3(a) above, plus (II) the product of (x) the amount of cash or other property paid to a holder of one share of Common Stock, multiplied by (y) the number of shares of Common Stock which each holder of Preferred Stock would then be able to acquire upon the immediate conversion of all of such holder's shares of Series G Preferred Stock into Common Stock pursuant to Section 6(a) below.

      4.   Liquidation Preference
           ----------------------

           (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends as provided in Section 3 above), dissolution or winding up of the Corporation (collectively, a "Liquidation"), and after payment in full of all debts and other obligations of the Corporation, the holders of each share of Series G Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, an amount in cash equal to the sum of
(i)$6,500.00, plus (ii) any accrued but unpaid dividends thereon pursuant to
Section 3(a) above, plus (iii) any declared but unpaid dividends thereon pursuant to Section 3(b) above (such sum being hereinafter referred to as the "Liquidation Amount"), before any payment shall be made or any assets distributed to the holders of any of the Common Stock. If the assets of the Corporation shall be insufficient to pay in full the Liquidation Amount to all holders of Series G Preferred Stock, then such assets will be distributed among the holders of the Series G Preferred Stock ratably in proportion to the respective amounts that would be payable on such shares pursuant to this
Section 4(a) if all amounts payable thereon were paid in full.

            (b) Any transaction involving any acquisition of the Corporation, whether by consolidation or merger (resulting in the exchange of the outstanding shares of capital stock of the Corporation for cash, securities or other property), or any sale of all or substantially all of the assets of the Corporation (any such consolidation, merger or sale, an "Event"), shall be deemed to be a Liquidation for the purposes of this Section 4; provided,
                                                               --------
however, that the Corporation's obligations under Section 4(a) shall be
-------
satisfied with respect to the Series G Preferred Stock by the distribution to the holders of shares of Series G Preferred Stock, pursuant to the terms of such Event, of securities or other property in an amount equal in value (as determined in good faith by the Board of Directors) to the Liquidation Amount per share of Series G Preferred Stock held by them.

           (c) The liquidation payment with respect to each outstanding fractional share of Series G Preferred Stock, if any, shall be equal to a ratably proportionate amount of the liquidation payment made with respect to each outstanding share of Series G Preferred Stock.

      5.  Voting Rights; Protective Provisions
          ------------------------------------

           (a) In addition to the rights specified in Paragraphs (b) and (c) of this Section 5, and any other rights provided in the Corporation's By-Laws or by applicable law, each share of Series G Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number (including any fraction to one decimal place) of shares of Common Stock into which each such share of Series G Preferred Stock is convertible, as provided in Section 6 below, as of the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and each such holder shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. In all cases where the holders of shares of the Series G Preferred Stock have the right to vote separately as a class, in addition to the voting rights described above, all such holders shall be entitled to one vote for each share of Series G Preferred Stock them.

            (b) So long as not less than 230 shares of the Series G Preferred Stock (as constituted on the date hereof) remain outstanding, the holders of the Series G Preferred Stock, voting separately as one class, shall have the exclusive right to elect one director. Subject to such right of the holders of the Series G Preferred Stock, all directors shall be elected by the vote of the holders of the Common Stock and the Series G Preferred Stock, voting together as a single class as provided for in Section 5(a) above.

            (c)  So long as not less than 230 shares of the Series G
Preferred Stock (as constituted on the date hereof) remain outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least two thirds of the voting power of the Series G Preferred Stock then outstanding, voting together as a single class (but separately from the Common Stock), given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series G Preferred Stock, (i) in any manner authorize, reclassify or create any class of capital stock ranking, either as to payment of dividends or distribution of assets, or both, prior to or on a parity with the Series G Preferred Stock, (ii) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series G Preferred Stock in any material respect prejudicial to the holders thereof, (iii) increase the number of authorized shares of Common Stock above 25,000,000, or increase the number of authorized shares of Preferred Stock, (iv) sell all or any substantial portion of its assets, or merge or consolidate with any other entity or entities, or voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution, (v) issue any equity securities other than (X) Series G Preferred Stock sold prior to July 15, 1995, (Y) stock options, Common Stock and other equity securities pursuant to the Corporation's currently existing stock option plan, and (Z) Common Stock issued upon the exercise and/or conversion of all currently outstanding securities and/or the securities described in clauses (X) and (Y) above.

            6.  Conversion
                ----------

           (a) Subject to and upon compliance with the provisions of this
Section 6, the holder of any shares of Series G Preferred Stock shall have the right, at such holder's option, at any time and from time to time from and after the date (the "Capitalization Amendment Date") of the filing of the Certificate of Amendment (as hereinafter defined), to convert any number of shares of Series G Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (a) the product of the Original Issuance Price (as hereinafter defined) multiplied by the number of shares of Series G Preferred Stock being converted, by (b) the Conversion Price (as hereinafter defined) (as last adjusted and then in effect) for such shares of Series G Preferred Stock being converted (such Conversion Price being subject to adjustment as set forth in
Section 6(e) below), by surrender of the certificate or certificates representing the shares of Series G Preferred Stock so to be converted in the manner provided in Section 6(c) below. The "Certificate of Amendment" shall mean a Certificate of Amendment to the Corporation's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 25,000,000. The "Original Issuance Price" shall be
$6,500.00. The Conversion Price at which shares of Common Stock shall be issuable upon conversion of shares of Series G Preferred Stock shall be $0.65; provided, however, that the Conversion Price shall be subject to
--------  -------
adjustment as set forth in Section 6(e) below. The holder of any shares of Series G Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of any declared and unpaid dividends payable with respect to such shares up to and including the Conversion Date (as hereinafter defined).

           (b) Upon the first to occur of (i) the "Market Price of the Common Stock" (as defined below) exceeding $1.50 per share for thirty consecutive business days, or (ii) the conversion into Common Stock pursuant to Section 6(a) above of a sufficient number of shares of Series G Preferred Stock such that not more than 150 of such shares of Series G Preferred Stock remain issued and outstanding (such events in clauses (i) and (ii) being collectively referred to as an "Event of Conversion"), all shares of Series G Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be deemed automatically converted into such number of fully paid and nonassessable shares of Common Stock as the holder thereof could voluntarily convert such Series G Preferred Stock into pursuant to Section 6(a) above. The holder of any shares of Series G Preferred Stock whose shares are automatically converted into shares of Common Stock shall be entitled to payment of any declared and unpaid dividends payable with respect to such shares up to and including the Conversion Date (as hereinafter defined). "Market Price of the Common Stock" shall mean (a) on business days on which the Common Stock is traded on an exchange, the closing sale price of the Common Stock on such exchange on such day, and (b) on business days on which the Common Stock is not traded on an exchange, but is traded over-the-counter, the closing bid price of the Common Stock on such day, in either case as reasonably determined by the Corporation.

           (c) The holder of any shares of Series G Preferred Stock may exercise the conversion right pursuant to Section 6(a) hereof as to any part of such shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series G Preferred

Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected (a) with respect to conversions under Section 6(a) hereof, on the date when the aforesaid delivery is made, and (b) with respect to conversions under Section 6(b) hereof, on the date of the occurrence of the Event of Conversion; and such date, in either case, is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 6(d) hereof and a check or cash in payment of all declared and unpaid dividends (to the extent permissible under law), if any, with respect to the shares of Series G Preferred Stock so converted up to and including the Conversion Date; provided, however,
                                                   --------  -------
that in the event of a conversion pursuant to Section 6(b) above, the Corporation may withhold such certificate or certificates for Common Stock, along with any such check, until such time as the holder of the Series G Preferred stock makes the delivery of a stock certificate and written notice described in the first sentence of this Section 6(c) with respect to conversions being made pursuant to Section 6(a). The person in whose names the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price shall be that in effect on the Conversion Date. Upon conversion pursuant to Section 6(a) of only a portion of the number of shares covered by a certificate representing shares of Series G Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends (to the extent declared) on the shares of Series G Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

           (d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series G Preferred Stock. If more than one share of Series G Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series G Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Price in effect on the date of such conversion. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

           (e) The Conversion Price shall be subject to adjustment from time to time as follows:

      (i) If the Corporation shall at any time after the date of the filing hereof actually issue or be deemed to have issued any shares of Common Stock, other than Excluded Stock (as hereinafter defined), without consideration or for a consideration per share less than the Conversion Price, as in effect immediately prior to the issuance or deemed issuance of such Common Stock, then the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered, effective as of the date of such issuance, to the price at which Common Stock is actually or deemed to have been so sold.

      For the purposes of determining any adjustment of the Conversion Price pursuant to this Section 6(e)(i), the following provisions shall be applicable:

      (A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

      (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

      (C) In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (iii) options, warrants or other rights to purchase or acquire such convertible or exchangeable securities:

            (1) the shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or other rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

            (2) the shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

            (3) upon any change in the number of shares or the consideration per share to be received by the Corporation upon exercise of any such options, warrants or rights or conversion of, or exchange for, such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or convertible or exchangeable securities on the basis of such change;

            (4) in the event that all of such options, warrants or rights are not exercised or all of such securities are not converted or exchanged, then upon the expiration or cancellation of such options, warrants or rights, or the termination of the right to convert or exchange all such convertible or exchangeable securities, if the Conversion Price was adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would then be in effect if such options, warrants or rights had not been issued;

            (5) no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange of any such convertible or exchangeable securities, options, warrants or other rights ; and

            (6) in no event shall the Conversion Price be increased pursuant to subclauses (1), (2) and (3) of this Section 6(e)(i).

      (ii) For purposes of this Section 6, "Excluded Stock" shall mean (A) Common Stock issued to employees, consultants, officers, directors or founders of the Corporation, or options or other rights to purchase or acquire such Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock or options or other rights to purchase or acquire Stock or options or other rights to purchase or acquire rights for such convertible or exchangeable securities, pursuant to any plan or arrangement in effect as of June 1, 1995; (B) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock; (C) Common Stock acquirable upon the conversion of Series G Preferred Stock sold at a gross price of $6,500.00 per share or more; and (D) Common Stock issued or deemed issued upon the conversion, exchange or exercise of any convertible or exchangeable securities, warrants, options or other rights outstanding as of June 1, 1995.

      (iii) If, at any time after the date of filing hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or stock split of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or stock split, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series G Preferred Stock shall be increased in proportion to such increase in outstanding shares.

      (iv) If, at any time after the date of filing hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series G Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

      (v) In case, at any time after the date of filing hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), each share of Series G Preferred Stock shall after such reorganization or reclassification be convertible into the kind and number of shares of stock or other securities or property of the Corporation to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization or reclassification) upon conversion of such share would have been entitled upon such reorganizations or reclassifications. The provisions of this Section 6(e)(v) shall similarly apply to successive reorganizations or reclassifications.

      (vi) All calculations under this Section 6(e) shall be made to the nearest one-tenth (1/10) of a cent or to the nearest one-tenth (1/10) of a share, as the case may be.

      (vii) In any case in which the provisions of this Section 6(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
(A) issuing to the holder of any share of Series G Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional shares of capital stock pursuant to Section 6(e)(vi); provided, however, that the
                                            --------  -------
Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holders' right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

           (f)  Whenever the Conversion Price shall be adjusted as provided in
Section 6(e), the Corporation shall forthwith file, at the office of the transfer agent for the Series G Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its independent certified public accountants, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series G Preferred Stock at his address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(g).

           (g) In the event that the Corporation shall propose to take any action of the types described in clauses (i), (iii), (iv) or (v) of Section 6(e), the Corporation shall give notice to each holder of shares of Series G Preferred Stock, in the manner set forth in Section 6(f), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of any series of Series G Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the taking of such proposed action.

           (h) For the purposes of this Section 6, the sale or other disposition of any capital stock of the Corporation theretofore held in its treasury shall be deemed to be an issuance thereof.

           (i) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of any shares of Series G Preferred Stock; provided, however, that the Corporation shall not be
                 --------  -------
required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series G Preferred Stock in respect of which such shares are being issued.

           (j) From and after the Capitalization Amendment Date, the Corporation shall reserve at all times so long as any shares of Series G Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of the Series G Preferred Stock.

           (k) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

      7.    Status of Converted Shares.  In the event that any shares of
            --------------------------
Series G Preferred Stock shall be converted pursuant to Section 6 hereof, the shares of Series G Preferred Stock so converted shall be cancelled and shall not be issuable by the Corporation, and this Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      C. The foregoing recitals and resolutions have not been modified, altered or amended and are presently in full force and effect.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights as of the 29th day of June, 1995.


                        /s/ James G. Binch
                        -------------------------
                        James G. Binch, President
ATTEST:

/s/ Wendy Gavaghan
---------------------------
Wendy Gavaghan, Secretary

                           CERTIFICATE OF AMENDMENT

                                      TO

                         CERTIFICATE OF INCORPORATION

                                      OF

                               MEMRY CORPORATION


        It is hereby certified that:

        1.      The name of the corporation is Memry Corporation (the
"Corporation").

        2. The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 4 thereof and by substituting in lieu of said paragraph the following new paragraph:

        "4.     The total number of shares of all classes of stock which the
Corporation shall have authority to issue is Twenty-Five Million One Hundred Thousand (25,100,000) shares consisting of (a) Twenty-Five Million (25,000,000) shares of common stock of the par value of One Cent ($0.01) per share and (b) One Hundred Thousand (100,000) shares of preferred stock of the par value of One Hundred Dollars ($100,000) per share."

        3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by James G. Binch, its President, this 19th day of December, 1995.


                                        MEMRY CORPORATION

                                        By:  /s/ James G. Binch
                                             ---------------------
                                             Name:  James G. Binch
                                             Title: President